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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Grey Wolf, Inc. (formerly DI Industries, Inc.), on Form S-3 of our report dated March 14, 1997, relating to the consolidated balance sheet of DI Industries, Inc. and Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended, and the related financial statement schedule, which report appears in the December 31, 1996 Annual Report on Form 10-K of DI Industries, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          /s/ KPMG PEAT MARWICK LLP

Houston, Texas
September 26, 1997